UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: May 18, 2007

Intrepid Global Imaging 3D, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

Ryan Hamouth, Chief Operating Officer

224 Millview Way, Ponpe Vedra Beach, Florida, 32082-4389
(Address of principal executive offices)

(904) 686.4056 / (604) 763.7823
(Registrant’s telephone number, including area code)

555 S. Old Woodward, Suite 1109 Birmingham, MI 48009
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement

On May 18, 2007, the shareholders holding the majority of the issued and outstanding common voting shares of the Corporation shall cause the Corporation not to complete on the Material Definitive Agreement. As a result of the Shareholders not agreeing with the merger between Intrepid World Communications and Intrepid Global Imaging 3D, Inc. shall cause the corporation to cancel 22,000,000 shares of Intrepid Global Imaging 3D, Inc. that were issued pending the closing of the material definitive agreement.

On May 18, 2007 the Material Definitive Agreement between Intrepid World Communications and Intrepid Global Imaging 3D, Inc. was terminated. The contract was terminated as a result of disapproval by the holders of a majority of our voting stock. There were no termination penalties incurred.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 18, 2007 as a result of the shareholder vote by the holders of a majority of our voting stock shall cause the Corporation to reduce it’s board by six board members and officers, Jim Fischbach, Lonny Bassin, John Byrne, Gabe Werba, Donald Miller and John Clark have been voted off as there services are no longer required. This is to be effected as soon as is practicable in accordance with the rules and regulations of the Securities Exchange Act of 1934 as amended, and the State of Delaware.

Also resloved, as a result of the shareholder vote by the holders of a majority of our voting stock,Effective May 18, 2007, the Shareholders appointed Ryan Hamouth as the Company’s chief operating officer. The appointment of Mr. Hamouth as the Company’s chief operating officer was not based on any prior understanding or arrangement.

Also resloved, as a result of the shareholder vote by the holders of a majority of our voting stock, Effective May 18, 2007, the Shareholders appointed Bill Hendricks as director and the Company’s chief executive officer. The appointment of Mr. Hendricks as the Company’s chief executive officer was not based on any prior understanding or arrangement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Intrepid Global Imaging 3D, INC.
Signature	Date

By: /s/ Ryan Hamouth	May 18, 2007
Name: Ryan Hamouth
Title: Chief Operating Officer